Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 24, 2003)       Registration No. 333-108719



                         ADVANCED MEDICAL OPTICS, INC.

                                 $140,000,000

        3 1/2% Convertible Senior Subordinated Notes due April 15, 2023
                                      and
         Shares of Common Stock Issuable Upon Conversion of the Notes



         This prospectus supplement supplements the prospectus dated September 24, 2003, as supplemented by prospectus supplements dated October 2, 2003, October 15, 2003, and October 28, 2003 relating to the resale by certain of our securityholders of up to $140,000,000 aggregate principal amount at maturity of our 3 1/2% Convertible Senior Subordinated Notes due April 15, 2023 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                                                 Percentage                   Number of
                                     Aggregate                      of          Number of     Shares of      Percentage
                                     Principal                    Aggregate     Shares of       Common       of Common
                                     Amount At       Amount of    Principal      Common       Stock That     Stock Out-
                                    Maturity of    Notes Offered   Amount        Stock          May Be        standing(3)
Name of Selling Securityholder      Notes Owned        Hereby     of Notes      Owned(1)(2)    Sold(1)(2)    Outstanding
---------------------------------- -------------- -------------- ------------- ------------ -------------- --------------

BNP Paribas Equity Strategies,
SNC                                   6,732,000      6,732,000        4.81%     327,790        327,790          1.1%

CooperNeff Convertible
Strategies (Cayman) Master
Fund, L.P.                            7,122,000      7,122,000        5.09      346,780        346,780          1.2

Highbridge International LLC          8,000,000      8,000,000        5.71      389,531        389,531          1.3

Lyxor/Convertible Arbitrage Fund
Limited                                 457,000        457,000        0.33       22,251         22,251          *

Singlehedge U.S. Convertible
Arbitrage Fund                        1,675,000      1,675,000        1.20       81,558         81,558          0.3

Sturgeon Limited                        964,000        964,000        0.69       46,938         46,938          0.2

UBS AG London Branch                  7,000,000      7,000,000        5.00      340,839        340,839          1.1

Total                              $140,000,000   $140,000,000      100.00%   6,838,092      6,816,796(4)      18.8%(5)
                                   ============   ============      ======    =========      =========         ====

---------------
*        Represents less than 0.1%.
(1)      Assumes conversion of all of the holder's notes at a conversion rate of 48.6914 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes--Conversion
         Rights" in the accompanying prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)      Includes shares of common stock issuable upon conversion of the notes. Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
(3)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
         29,373,994 common shares outstanding as of November 1, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.
(4)      Represents the number of shares of common stock into which $140.0 million aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.
(5)      Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of November 1, 2003, plus the 6,816,796 shares of common stock into which the $140.0 million aggregate principal amount of notes is convertible.



         Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of the accompanying prospectus beginning on page 8.

                              _________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              _________________

         The date of this prospectus supplement is November 21, 2003.